Exhibit 10.32

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement (this “Loan Modification Agreement”) is dated as of June 9, 2004, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name “Silicon Valley East” (“Bank”) and NETSCOUT SYSTEMS, INC., a Delaware corporation with offices at 310 Littleton Road, Westford, Massachusetts 01886-4105 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a certain loan arrangement dated as of March 12, 1998, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of March 12, 1998 between Borrower and Bank, as amended by certain Loan Modification Agreements between Borrower and Bank dated March 11, 1999, March 10, 2000, June 27, 2000, March 9, 2001, August 14, 2001, September 7, 2001, March 10, 2002, November 7, 2002, March 19, 2003, dated as of July 31, 2003, effective as of June 8, 2003 (as may be amended from time to time, the “Loan Agreement”). The Loan Agreement established a working capital line of credit in favor of Borrower in the maximum principal amount of Ten Million Dollars ($10,000,000.00) (the “Committed Revolving Line”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

Hereinafter, all indebtedness and obligations owing by Borrower to Bank shall be referred to as the “Obligations”.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following Section 2.1.3 entitled “Cash Management Service Sublimit” in its entirety:

“2.1.3. Cash Management Services Sublimit. Borrower may use up to $200,000.00 for Bank’s Cash Management Services, which will include PC-ACH services identified in various cash management services agreements related to such services (the “Cash Management Services”). All amounts Bank pays for any Cash Management Services will be treated as Advances under the Committed Revolving Line.”

and inserting in lieu thereof the following:

“2.1.3 Cash Management Services Sublimit. Borrower may use up to Two Hundred Thousand Dollars ($200,000.00) for the Bank’s Cash Management Services (the “Cash Management Services Sublimit”), which may include merchant services, direct deposit of payroll, business credit card, and PC-ACH services identified in various cash management services agreements related to such Cash Management Services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit shall at all times reduce the amount otherwise available for Credit Extensions under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the interest rate applicable to Advances.”

2.	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:

“Revolving Maturity Date” means June 7, 2004.

and inserting in lieu thereof the following:

“Revolving Maturity Date” means June 6, 2005.

4. FEES. Borrower shall pay to Bank a modification fee for this Amendment in an amount equal to Twenty-Five Thousand Dollars ($25,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

6. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

7. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

9. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank (provided, however, in no event shall this Loan Modification Agreement become effective until signed by an officer of Bank in California).

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER: NETSCOUT SYSTEMS, INC.		BANK: SILICON VALLEY BANK, doing business as SILICON VALLEY EAST

By:	/s/ LISA FIORENTINO	By:	/s/ IRINA CASE
Name:	Lisa Fiorentino	Name:	Irina Case
Title:	Vice President, Finance and Administration	Title:	VP

SILICON VALLEY BANK

By:	/s/ MAGGIE GARCIA
Name:	Maggie Garcia
Title:	AVP
(signed in Santa Clara County, California)

56120/582